Exhibit 99.1

KODIAK OIL & GAS CORP. PROVIDES WILLISTON BASIN

OPERATIONS UPDATE

STRONG BAKKEN RESULTS CONTINUE; LONG LATERAL WELL IPS AT 1,906 BOE/D ON 24-HOUR TEST

DENVER — September 21, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided an interim update on its Williston Basin oilfield activities.

Kodiak currently operates a two-drilling-rig program in the Williston Basin, with one rig running in Dunn County, N.D. and the second rig drilling ahead in the Company’s Koala Project area in McKenzie County, N.D.  In addition, Kodiak anticipates that its joint venture partner will mobilize one non-operated drilling rig to its Dunn County Area of Mutual Interest during the fourth quarter of 2010, where the Company holds a 50% working interest in the first well to be drilled.

Basin-wide, Kodiak currently has five operated wells awaiting completion.  Completion operations are underway on one well which is expected to be fully completed by the end of September.  A second well is scheduled to be completed in mid-October 2010.  Once these wells are completed, the Company will be current on all completion operations, as the remaining three wells awaiting completion are part of a four-well pad currently drilling in Dunn County.  When pad drilling is completed, the four wells will commence fracture stimulation in the fourth quarter 2010.  Additionally, Kodiak expects to complete two wells in the fourth quarter 2010 that are currently drilling from a two-well pad in its Koala Project area in McKenzie County.

Of the six wells projected for fourth quarter completions, five will have lateral lengths of approximately 9,500-feet and will be completed with stage intervals of approximately 400 feet, resulting in a 24-stage completion design.  The sixth well is a 4,500-foot lateral length and will be completed in 12 stages.  All completion activity discussed above is targeting the Bakken Formation (four wells) and the Three Forks Formation (two wells).

Since commencing its Williston Basin drilling activities in November 2008, the Company has drilled 19 Bakken and Three Forks wells, has completed 14 wells, and is currently drilling ahead on two wells.

Bakken/Three Forks Development:  Dunn County, N.D. (55,775 gross and 34,635 net acres)

Longer lateral Bakken producer records initial production (IP) rate of 1,906 BOE/d

The Moccasin Creek (MC) #13-34-28-1H well [Kodiak operated - 59% working interest (WI) / 48% net revenue interest (NRI)], a 9,769-foot horizontal lateral, was successfully completed in 22 stages in September 2010.  The well was completed over two different time intervals due to a minor mechanical issue.  Initially, nine stages were completed and the well flowed 11,896 barrels of oil (BO) and 8.35 million cubic feet of natural gas (MMcf) of gas over a nine-day period from the initial nine stages.  The final 13 stages were fracture stimulated when completion activities resumed.  After flowing back the well with all 22 stages open, the well recorded 24-hour initial production rates of 1,713 barrels of oil per day (BOPD) and 1.16 MMcf, or 1,906 barrels of oil equivalent per day (BOE/d).  Kodiak completed the 24-

hour production test utilizing a 30/64” choke with flowing casing pressure of 1,100 psi.  Since coming online in mid-September 2010, the well had cumulative production of 17,023 BO and 19,160 BOE in the first 19 days of production, including the production flowing from only the initial nine stages.

The MC #13-34-28-1H well is a 1,700-foot offset to the previously announced MC #13-34-28-2H well (Kodiak-operated 59% WI / 48% NRI).  In this 6,200-foot lateral well, Kodiak recorded its strongest 30-day production number from any well since it commenced drilling activities in November 2008.  The MC #13-34-28-2H well recorded 24-hour initial production rates of 2,055 BOE/d from 15 fracture stimulation stages in early August 2010.  The well continued its robust performance during the first 30 days of production, producing 37,770 BOE (33,391 BO), or an average of 1,259 BOE/d.

Updating development drilling activity in Dunn County, the Two Shields Butte (TSB)#14-21-33-15H (Kodiak operated 50% WI / 41% NRI) reached total depth of 9,441 feet in the horizontal leg of the Bakken Formation in early September 2010.  This was the third well drilled from the current four-well pad that has successfully reached total depth and is awaiting completion.  The fourth and final well to be drilled from the TSB pad, the TSB #14-21-16-2H (Kodiak-operated 50% WI / 41% NRI), is drilling ahead with a projected 9,000-foot horizontal Bakken leg.

The wells drilled from the TSB pad are significant in that one of the Bakken lateral wells was drilled within 1,350 feet of an existing Bakken producer as part of Kodiak’s continued evaluation of the optimal well bore density within 1,280-acre drilling units.  Importantly for future delineation of Kodiak’s leasehold, one of the wells drilled from the TSB pad was drilled to test the productive potential of the Three Forks Formation.  The well is structurally about 65 feet lower than the Bakken wells and the lateral section is separated from one of the Bakken wells by 700 feet.  As noted previously, all four of the TSB wells are expected to be completed during the fourth quarter of 2010.

McKenzie County, N.D. (13,430 gross and 9,565 net acres)

In the Grizzly project area, located on the southeastern Elm Coulee trend in western North Dakota, Kodiak successfully reached total depth on the Grizzly Federal #1-27H-R well (Kodiak-operated 74% WI / 60% NRI), a 9,546-foot horizontal lateral test of the Bakken Formation.  This well, with a 24-stage fracture stimulation design, is currently undergoing completion operations.

The Grizzly #13-6-RH (Kodiak-operated - 68% WI / 56% NRI) was re-entered and a 3,082-foot lateral was drilled horizontally in the Middle Bakken Formation.  The well is expected to be completed in mid-October.

In early September, Kodiak spud the Koala #9-5-6-5H well (Kodiak-operated 86% WI / 71% NRI) which is a proposed 9,000-foot horizontal test of the Middle Bakken Formation.  The well is the first well drilled by Kodiak in its Koala Project area and will be followed by the Koala #9-5-6-5H3 (Kodiak operated 86% WI / 71% NRI), which is a proposed 9,000-foot horizontal well to test the productive potential of the Three Forks Formation.  Completion of these wells is projected for the fourth quarter 2010.

Management Comment

Commenting on Dunn County, N.D. drilling and completion activities, Kodiak’s President and CEO Lynn A. Peterson said:  “Our current frac design, which combines increased stages with higher volumes of ceramic proppants, is resulting in continued strong well results.  Importantly, our pressure pumping provider is working closely with our team to provide availability for services that meets our completion schedule.  The remaining inventory of wells awaiting completion discussed in today’s operations update should provide a boost in production and cash flow through the remainder of 2010 and into next year as we control high working and revenue interests in each of the wells.  Despite the record Williston Basin rig count which continues to stress service availability, our team continues to successfully execute our development drilling program which we announced earlier in the year.  We have been fortunate in getting our wells completed within reasonable time, the production from which is an important component of our growing cash flow.”

Kodiak Oil & Gas Corp. North Dakota Bakken / TFS 2010 Drilling and Completion Activities

Longer Laterals (8,000’ to 10,000’) - Dunn County, N.D.

Well	WI / NRI (%)	Completion Date	IP 24- Hour Test BOE/D	First 30 Days Avg. BOE/d	First 60 Days Avg. BOE/d	First 90 Days Avg. BOE/d	Gas / Oil Ratio (GOR) Range	Status / Comment
MC #13-34-28-1H	59 /48	9/10	1,906	—	—	—	700	Flowing well
TSB #14-21-33-16H3	50 /41	Q410	—	—	—	—	—	WOCT
TSB #14-21-33-15H	50 /41	Q410	—	—	—	—	—	WOCT
TSB #14-21-16-2H	50 /41	Q410	—	—	—	—	—	Drilling ahead
TSB # 5-7-8H	50 / 41	Q410	—	—	—	—	—	Spud Q410

Shorter Laterals (4,000’ to 7,000’) - Dunn County, N.D.

MC #16-3-11H	60 /49	2/10	1,419	798	694	621	800	Flowing well
MC #16-3H	60 /49	3/10	1,495	671	537	478	800	Flowing well
MC #13-34-3H	60 /49	6/10	1,517	666	569	—	700	Flowing well
MC #13-34-28-2H	59 /48	8/10	2,055	1,259	—	—	800	Flowing well
TSB #14-21-4H	50 /41	Q410	—	—	—	—	—	WOCT

McKenzie County, N.D.

Grizzly #13-6-R	68 / 56	Q310	—	—	—	—	—	WOCT
Grizzly #1-27H-R	74 / 60	Q410	—	—	—	—	—	WOCT
Koala #9-5-6-5H	86 / 71	Q410	—	—	—	—	—	Drilling ahead
Koala #9-5-6-5H3	86 / 71	Q410	—	—	—	—	—	Spud following the #9-5-5H well

As of July 31, 2010, Kodiak’s total Williston Basin leasehold, located in Dunn, Mountrail and McKenzie Counties, N.D. and Sheridan County, Mont., totaled 88,500 gross (55,400 net) acres in this highly prospective play.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s exploration and development plans, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the mobilization, intended use and current planned future location of our rigs, the Company’s expectations regarding spudding activities, the Company’s expectations regarding the number of shorter versus longer laterals to be utilized and the expected benefits associated with each, the amount and allocation of the Company’s anticipated capital expenditures, the Company’s expectations regarding the timing and success of such programs, , the Company’s expectations regarding the future production of its oil & gas properties, and the Company’s expectations regarding the amount and sufficiency of future cash flows. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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